Exhibit 10.1

AGREEMENT OF RESEARCH AND DEVELOPMENT

This Agreement is entered into on January 1, 2001 ("effective date") by and between FUTABA CORPORATION, having its registered office at 629 Oshiba, Mobara, Chiba 297-8588, Japan (hereafter referred to as "Futaba"), and FEPET Inc., having its registered office at 3006 Longhorn Blvd., Suite 107, Austin, TX 78758, USA (hereafter referred to as "FEPET").

1.            DEFINITIONS

"Field" shall mean flat panel displays using FEPET's carbon film electron emission technology.

"R&D program" shall mean the research and development of picture element tube (PET) in the field and the development of manufacturing engineering technology thereof.

"PET" shall mean a 10mm pitch, 8x8 color pixels picture element tube.

"Subsidiary company" shall mean the company, over 50% of whose voting stocks is owned by Futaba.

"Technical information" shall mean designs, driving schemes, assembly procedures and components for the PET.

"SIDT, Inc." is a parent company of FEPET, Inc. and owns more than 95% of FEPET stock.

2.           RESEARCH AND DEVELOPMENT
2.1	Futaba shall entrust FEPET with the R&D program as set forth in Article 1 hereof and FEPET shall pursue the entrusted R&D program.
2.2

In no case FEPET shall perform a similar R&D program jointly with other Japanese companies for the period set forth in Article 3 hereof (except companies that already have a license from FEPET before the date of execution of this agreement).

2.3	FEPET shall establish milestones and carry out the R&D program to achieve the milestones (see attachment 1).

3.             TERM

        The term of the R&D program shall be one year from the effective date of this Agreement.

4.              COMPENSATION

4.1	The compensation for the R&D program shall be US $600,000.
4.2	Futaba shall pay the amount set forth in the preceding paragraph in lump sum within 30 days after the effective date of this Agreement.
4.3	When making the payment set forth above, Futaba shall bear the tax to be paid to Japan Tax Office.

5.             RECORD AND REPORT
5.1

FFPET shall record every progress and achievement of the R&D program and deliver to Futaba full and true reports of its record within a week after every three month commencing from the effective date of this Agreement.

5.2	FEPET shall warrant that no information and delivered material will infringe the laws and regulations of the U.S.

6.              EXCLUSIVE USE

Futaba and its subsidiary companies may exclusively use the technical information and the report submitted by FEPET.

7.             TRANSFER OF ACHIEVED TECHNOLOGIES

During the term of this R&D program in order to ensure the transfer of technical information achieved in the R&D program, FEPET shall not only admit Futaba engineers into FEPET facility, but also dispatch FEPET engineers to Futaba when reasonably necessary.

8.              PATENT APPLICATION

8.1

During the term of this agreement FEPET shall apply for patents on the inventions, ideas and designs made by FEPET in pursuit of the R&D program (hereafter collectively referred to as "Inventions") at its own expense in any country, which it considers necessary.

8.2

Within 3 months after making a patent application as stated in the preceding paragraph, FEPET shall report to Futaba in writing explaining the fact of application, the country applied and the content of application.

9.             JOINT APPLICATION

With respect to inventions, which have been made jointly by Futaba's and FEPET's engineers in pursuit of the R&D program, both parties shall jointly apply for a patent and equally bear the fee incurred for such patent application. In case either party decides not to apply for a patent on the jointly made inventions, then the other party may apply for a sole patent right at its own expense, and the other party will assign its ownership rights to the party seeking the patent.

10.           LICENSE OF PATENT

10.1	When the patent application made by FEPET under Article 8 hereof is registered, Futaba and its subsidiary companies shall have the non-exclusive license right.
10.2	Futaba shall pay FEPET the royalty, which will be separately decided and negotiated by both parties, in compensation for licensing FEPET intellectual property in the field.
10.3

FEPET may license the patent set forth in the preceding paragraph 10.1 to third parties, provided that it notifies Futaba of such licensing in advance for the purpose of giving Futaba the most favored condition.

10.4	With respect to the jointly applied patent set forth in Article 9, Futaba has the license right without compensation.
10.5

In the case Futaba pays the royalty to FEPET, which will be separately decided and negotiated by both parties, FEPET shall grant the nonexclusive, worldwide license for all patents owned by FEPET in the field at the time of signing the licensing agreement, including all the patents in the field owned by FEPET prior to the effective date of this Agreement.

10.6	The royalty set forth in 10.2 and 10.5 shall be the amount after deducting the expenses, which Futaba will pay to FEPET according to Article 4.
10.7

FEPET shall warrant that the negotiations for a license agreement will include all of SIDT, Inc.'s and FEPET's patents with respect to the field, including US patent No. 5,773,921 that SIDT, Inc. has a worldwide exclusive license for the right of sublicensing.

  11.         CONFIDENTIALITY
11.1	Both Futaba and FEPET agree not to disclose to third parties the confidential information of the other party, which acquired in pursuit of the R&D program.
11.2

In accordance with article 6, FEPET shall not disclose to third parties without Futaba prior consent the technical information acquired and the quarterly reports submitted in pursuit of the R&D program.

11.3

FEPET is allowed to make the necessary reporting requested by Stock Exchange Commission (SEC) through SIDT, Inc., which is a public company in the United States. FEPET shall warrant that SIDT does not specify any company as Futaba in the report.

12.           TERMINATION
12.1	This Agreement shall terminate after the final report is submitted to Futaba as set forth in Article 5.
12.2

Notwithstanding the preceding paragraph, the provisions of Article 7 shall survive for 1 year and those of Article 11 for 5 years after the termination of this Agreement, and the provisions of Articles 8, 9 and 10 shall survive until the respective patent right expires.

IN WITNESS WHEREOF, Futaba and FEPET have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Futaba Corporation	FEPET, Inc.

By: /s/ Hiroaki Kawasaki Hiroaki Kawasaki	By: /s/ Zvi Yaniv Zvi Yaniv
Title: Director, General Manager Product Development Center	Title: President, COO
Date: December 20, 2000	Date: December 20, 2000